UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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RLJ Entertainment, Inc.

(Name of Registrant as Specified in Its Charter)

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RLJ ENTERTAINMENT, INC.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland 20910

Dear Fellow Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of RLJ Entertainment, Inc. (or the Company) on Friday, August 4, 2017 at 9:30 a.m. local time at the offices of RLJ Entertainment, Inc. located at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.

Our Board of Directors recommends that stockholders vote “FOR” Proposals 1, 2, and 3, which will be considered and voted on during the Annual Meeting:

1.	Elect two Class I directors nominated by the Board of Directors, each for a three-year term (Proposal 1);
2.

Vote to approve an increase in the number of shares of the Company’s common stock authorized for issuance under the Company’s 2012 Incentive Compensation Plan and certain related amendments  (Proposal 2);

3.	Vote on an advisory basis upon the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 3); and
4.	Any other matters that properly come before the meeting.

Please read the accompanying proxy statement carefully for information about the matters you are being asked to consider and vote upon.  Your vote is important.  Whether or not you attend the Annual Meeting in person, the Board urges you to promptly vote your proxy as soon as possible by mail using the enclosed postage-paid reply envelope, by phone using a toll-free telephone number, or over the Internet.  Sending in your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so.

Thank you for your continued support.

Sincerely,

Robert L. Johnson	Miguel Penella
Chairman of the Board	Chief Executive Officer

RLJ ENTERTAINMENT, INC.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland 20910

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 4, 2017

To our Stockholders:

On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders, which will be held at the offices of RLJ Entertainment, Inc. (the “Company”) located at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910 at 9:30 a.m. local time on Friday, August 4, 2017, for the following purposes:

1.	Elect two Class I directors nominated by the Board of Directors, each for a three-year term (Proposal 1);
2.

Vote to approve an increase in the number of shares of the Company’s common stock authorized for issuance under the Company’s 2012 Incentive Compensation Plan and certain related amendments  (Proposal 2);

3.	Vote on an advisory basis upon the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 3); and
4.	Any other matters that properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.  Please carefully read the accompanying proxy statement.

The Board of Directors recommends stockholders vote “FOR” Proposals 1, 2, and 3, as set forth in the accompanying proxy statement.

Stockholders of record of our common stock at the close of business on June 23, 2017 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

We have enclosed a proxy statement, a form of proxy and a postage-paid reply envelope.

Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By order of the Board of Directors,

Miguel Penella
Chief Executive Officer

June 23, 2017

Important Notice Regarding the Internet Availability of Proxy Materials

for the Stockholder Meeting to Be Held on August 4, 2017

The Company’s proxy statement and the 2016 Annual Report are available on the Investors webpages at www.rljentertainment.com or http://phx.corporate-ir.net/phoenix.zhtml?c=109706&p=irol-reports.

IMPORTANT

Please read the accompanying proxy statement carefully for information about the matters you are being asked to consider and vote upon.  Your vote is important.  Whether or not you expect to attend the Annual Meeting in person, the Board urges you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid reply envelope, by phone using a toll-free telephone number, or over the Internet.  This will help ensure the presence of a quorum at the Annual Meeting and will save us the expense of additional solicitation.  Sending in your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so.  Your proxy is revocable at your option in the manner described in the accompanying proxy statement.

RLJ ENTERTAINMENT, INC.
8515 Georgia Avenue, Suite 650

Silver Spring, Maryland 20910
(301) 608-2115

Proxy Statement
For the 2017 Annual Meeting of Stockholders
To Be Held On Friday, August 4, 2017

Our Board of Directors (or our Board) is soliciting proxies to be voted at the Annual Meeting of Stockholders on Friday, August 4, 2017 at 9:30 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

The notice, this proxy statement and the form of proxy enclosed are first being sent to stockholders on or about June 28, 2017.  As used in this proxy statement, the terms “RLJE,” “Company,” “we,” “us” and “our” refer to RLJ Entertainment, Inc.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board is providing these proxy materials to you in connection with the 2017 Annual Meeting of Stockholders of the Company, to be held on August 4, 2017.  As a stockholder of record of our common stock on June 23, 2017, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Who is soliciting my vote pursuant to this proxy statement?

Our Board is soliciting your vote at the Annual Meeting.  In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on June 23, 2017 are entitled to vote at the Annual Meeting.  If your shares of common stock are registered in your name on the records of the Company maintained by the Company's transfer agent, Computershare, these proxy materials are being sent to you directly.  If you hold shares in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, these proxy materials are being sent to you by the broker, nominee, fiduciary or other custodian through which you hold your shares.

How many shares are eligible to be voted?

As of the record date of June 23, 2017, we had 13,107,819 shares of common stock outstanding.  Each outstanding share of our common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

What am I voting on?

You are voting on the following matters:

To elect two Class I directors nominated by the Board of Directors, for a three-year term (Proposal 1);

To vote on amendments to the 2012 Incentive Compensation Plan (Proposal 2);

To vote on an advisory basis upon the compensation of the named executive officers as disclosed in this proxy statement (Proposal 3); and

Any other matters that properly come before the meeting.

RLJ Entertainment, Inc.	1

The Board of Directors does not currently know of any other matters that may be brought before the meeting for a vote.  However, if any other matters are properly presented for action, it is the intention of the persons named on the proxy card to vote on them according to their best judgment.

How does our Board recommend that I vote?

For the reasons set forth in more detail later in this proxy statement, our Board recommends that you vote:

“FOR” the two Class I directors nominated by the Board of Directors (Proposal 1);

“FOR” approval of the amendments to the 2012 Incentive Compensation Plan (Proposal 2);

“FOR” approval of the compensation of the named executive officers (Proposal 3).

How may I cast my vote?

Stockholder of Record.   If you are the stockholder of record, you may vote by one of the following methods:

in person at the Annual Meeting;

by mail;

by using the Internet; or

by telephone.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you sign, date and return your proxy card without giving specific voting instructions, the proxies will vote your shares for Proposals 1, 2, and 3.  The proxies will vote in their discretion with respect to any other matter properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof.

Beneficial Owners of Shares Held in “Street Name.”  If you are a beneficial owner of shares held in “street name” and do not provide the broker, nominee, fiduciary or other custodian through which you hold your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.  We believe that proposals 1, 2, and 3 set forth in this proxy statement will not be considered to be routine matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares.  This is generally referred to as a “broker non-vote.”  When we tabulate the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present.  Your broker or nominee will usually provide you with the appropriate instruction form at the time you receive this proxy statement.  We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions in the voting instruction form.

What do I need to bring with me if I attend the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring with you photo identification, such as a driver's license.  In addition, if you hold shares in “street name” you should bring an account statement or other acceptable evidence of ownership of common stock as of the close of business on June 23, 2017, the record date for voting.  Finally, if you hold shares in “street name,” in order to vote at the Annual Meeting, you will also need a valid “legal proxy” issued in your name, which you can obtain by contacting your account representative at the broker, nominee, fiduciary or other custodian through which you hold your shares.

How may I cast my vote by mail?

To vote by mail, you may complete the enclosed proxy card and then sign, date and return it in the postage-paid reply envelope provided.  Submitting a proxy now will not limit your right to vote at the Annual Meeting if you decide to attend in person.

If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, then generally only that broker, nominee, fiduciary or other custodian may execute a proxy and vote your shares.  Your broker, nominee, fiduciary or other custodian should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the Annual Meeting.  If your shares are held of

RLJ Entertainment, Inc.	2

record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Stockholders that receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account.  Stockholders that receive more than one proxy card are requested to please sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of their shares are voted.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions.  Properly executed proxies that do not contain voting instructions with regard to a proposal will be voted “FOR” any such proposal.

How may I cast my vote over the Internet or by telephone?

If you are a stockholder of record, in addition to voting in person or by completing and mailing the proxy card, you may vote by using the Internet or by telephone. If you wish to vote via the Internet, access the website set forth on your proxy card and follow the instructions given. You will need your proxy card in hand when you access the website. Or, you can vote via telephone by calling the toll-free telephone number set forth on your proxy card. You will need your proxy card in hand when you call that number. You may vote via the Internet or telephone up until 11:59 p.m. Eastern Time the day before the Annual Meeting.

If you hold your shares in “street name,” the broker, nominee, fiduciary or other custodian through which you hold your shares will instruct you as to how your shares may be voted by proxy.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

submitting to our Corporate Secretary a new proxy card, dated later than the prior proxy card;

delivering written notice to our Secretary at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910 stating that you are revoking your proxy; or

attending the Annual Meeting and voting your shares in person.

Please note that attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

If you hold your shares in “street name,” the broker, nominee, fiduciary or other custodian through which you hold your shares will instruct you as to how you may revoke or change your vote.

What are the voting requirements?

Quorum Requirement.   Nevada law and our bylaws require that a quorum exist for the transaction of business at a stockholder meeting.  A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the voting power of the outstanding shares of stock that are entitled to vote at the Annual Meeting.  Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of shares of common stock representing at least 6,553,910 votes will be required to establish a quorum.  Proxies marked as abstaining, and any proxies returned by brokers as “broker non-votes” on behalf of shares held in “street name” because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present and entitled to vote and will count towards the establishment of a quorum.

Required Votes.   Each outstanding share of our common stock is entitled to one vote on each proposal at the Annual Meeting.  Approval of the proposals requires the following affirmative vote:

Approval required for Proposal 1 (Election of Directors):  the candidates for director receiving the highest number of affirmative votes will be elected.  In an election of directors by plurality vote, abstentions have no effect, because approval by a percentage of the shares present or outstanding is not required.  “Broker non-votes” will also have no effect on this proposal.

Approval required for proposals 2 and 3:  each of these proposals require the affirmative vote of a majority of votes cast by holders of our common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

RLJ Entertainment, Inc.	3

Abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of these proposals.

What happens if the Annual Meeting is adjourned?

If the Annual Meeting is adjourned to another time or place, notice is not required to be provided to the stockholders of the adjourned meeting if the time, place and means of any remote communications by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken and no new record date is fixed for the adjourned meeting after the adjournment.  If we adjourn the Annual Meeting to a later date, we will conduct the same business at the later meeting and, unless we set a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.  Unless we set a new record date for an adjourned meeting and you are no longer a stockholder on the new record date, your proxy will still be effective and may be voted at the adjourned meeting.  In that case, you will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

The Company will bear the cost of this solicitation of proxies.  In addition to mailing these proxy materials, our directors, officers and employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile, or electronic communication.  We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who are the proxies?

The Board of Directors of the Company has appointed Miguel Penella, Nazir Rostom and Dawn Martens to serve as proxies at the Annual Meeting.  When you fill out your proxy card and return it, or if you vote electronically, you will be giving the proxies your instruction on how to vote your shares at the Annual Meeting.

Who will count the votes?

Computershare, our transfer agent, will receive and tabulate the proxy cards, ballots and voting instruction forms for us.

Whom should I call if I have questions regarding the Annual Meeting?

If you have questions regarding the Annual Meeting, please contact Dawn Martens (Corporate Secretary) at (301) 608-2115.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995.  Other than statements of historical fact, all statements made in this proxy statement are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition, and the matters contemplated by Proposals 2 and 3.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this proxy statement. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  For a discussion of such factors, please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

RLJ Entertainment, Inc.	4

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors can be determined by the Board, with the current number set by the Board at nine.  Seven of the nine directors are elected by the holders of the common stock and two of the nine directors are elected by the holders of preferred stock. The directors elected by the holders of the common stock are divided into three classes, with the directors of one class annually standing for election. The following are the nominees for election by the holders of the common stock as Class I directors proposed by the current Board to be elected at the 2017 Annual Meeting for a three-year term:

Class	Member(s)	Length of Term if Elected at 2017 Annual Meeting	Term Expires

I	Andor (Andy) M. Laszlo	3-year term	2020 Annual Meeting
I	Scott Royster	3-year term	2020 Annual Meeting

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named in the table above.  Each nominee has consented to serve as a director of the Company if elected, and management has no reason to believe the nominees will be unable to serve as directors.  In the event that a nominee becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy.  The Class II Directors’ (Ms. Manos and Mr. Penella) term expires at the 2018 Annual Meeting and the Class III Directors’ (Messrs. Hsu, Johnson and Sinclair) term expires at the 2019 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE DIRECTOR NOMINEES.

Information including principal occupation and other business affiliations, age, positions and offices held with us, and the year each current director was first elected is shown in the table below.  For information regarding each nominee's security ownership, see “Security Ownership of Certain Beneficial Owners and Management” below.

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Robert L. Johnson	2012	71

Mr. Johnson was appointed as the Company’s Chairman in October 2012. From November 2010 to October 2012, Mr. Johnson served as the Chairman of the Board of RLJ Acquisition, Inc., a special purpose acquisition company that created the Company. Mr. Johnson founded The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in businesses operating in hotel real estate investment; private equity; financial services; asset management; automobile dealerships; sports and entertainment; and video lottery terminal (or VLT) gaming, and has served as its chairman since February 2003. Prior to forming The RLJ Companies, Mr. Johnson was Founder and Chief Executive Officer of Black Entertainment Television (or BET), which was acquired by Viacom Inc. in 2001. He continued to serve as Chief Executive Officer of BET until February 2006. In July 2007, Mr. Johnson was named by USA Today as one of the “25 most influential business leaders of the past 25 years.” Mr. Johnson currently serves on the boards of directors of RLJ Lodging Trust (NYSE: RLJ), KB Home (NYSE: KBH), Lowe’s Companies, Inc. (NYSE: LOW) and Retirement Clearinghouse, LLC. He previously served as a director of Hilton Hotels Corporation, US Airways Group, Inc., General Mills, Inc. and IMG Worldwide, Inc., and a member of the board of trustees at The Johns Hopkins University.

RLJ Entertainment, Inc.	5

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships
Miguel Penella	2012	48

Mr. Penella was appointed as the Company’s Chief Executive Officer on January 18, 2013. From October 2012 until January 18, 2013, Mr. Penella served as Chief Operating Officer. Mr. Penella has served as a director of the Company since October 2012. From April 2007 to October 2012, Mr. Penella served as Chief Executive Officer of Acorn Media Group, Inc., which was acquired by the

Company in October 2012, where he oversaw operations and was the driving force behind the worldwide expansion of the Acorn brand, including the acquisition of 64% of Agatha Christie Limited and the launch of Acorn TV, the Company’s first proprietary subscription VOD channel (or SVOD). From 2004 to April of 2007, Mr. Penella was President of Acorn’s direct-to-consumer operations offering DVDs and other high quality products through catalogs and online marketing vehicles. Under his leadership, Acorn Media was transformed from a DVD distributor into a media company with a significant library of television dramas and mysteries, including intellectual property rights, and a nascent proprietary SVOD business. Mr. Penella came to Acorn from Time-Life where he rose in the ranks from Circulation Director of the catalog department to Director of Catalogs for the music division and then to Vice President of Customer Marketing in 2001. Previously, he worked in catalog management for the National Direct Marketing Corporation and the National Wildlife Federation.

Andor (Andy) M. Laszlo	2012	50

Mr. Laszlo has served as a member of the Board since October 2012. Mr. Laszlo joined Sun Trust Robinson Humphrey in January 2014 where he serves as Managing Director and Head of Technology, Media & Communications Equity Origination. Mr. Laszlo served as a Managing Director at Lazard Capital Markets LLC (or LCM) from June 2010 to December 2013, where he served as Head of Corporate Underwriting and Head of Business Development. Prior to joining LCM, Mr. Laszlo served as a Senior Advisor to Sports Properties Acquisition Corp., a special purpose acquisition company focused on the sports, leisure and entertainment sectors, from November 2007 to April 2010. Between 1997 and 2007, Mr. Laszlo held various senior equity capital markets positions at both Lehman Brothers and Bank of America Securities. Mr. Laszlo was the Head of Media & Telecom equity capital markets for Bank of America Securities based in New York, NY. Prior to that, Mr. Laszlo was Head of Equity Syndicate and Head of Media & Telecom Equity Capital Markets at Lehman Brothers International (Europe), during which time he was based in London, England. In between his tenure at Lehman Brothers and Bank of America, Mr. Laszlo spent approximately one year as the Chief Operating Officer and Head of Business Development at Eagle Rock Capital Management, LLC, a New York-based multi-strategy hedge fund. Mr. Laszlo has been involved in transactions totaling more than $50 billion of equity issuance over the course of his career. Mr. Laszlo serves on the Advisory Board of Falconhead Capital Management, a private equity firm based in New York City. Previously, he served on the board of directors of Rita’s Franchise Company, a leading franchise company focused on frozen treats. Mr. Laszlo also previously served on the board of directors of Radar Detection Holdings Corp. (or Escort Radar), a leading designer, manufacturer and distributor of highway radar and laser detectors. Mr. Laszlo began his career as an attorney with Philadelphia, Pennsylvania-based Rawle & Henderson.

RLJ Entertainment, Inc.	6

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships

Scott Royster	2014	52

Mr. Royster has served as a member of the Board since January 2014.  Mr. Royster is an entrepreneur and has co-founded two companies in the education sector – Latimer Education, Inc. (or Latimer) and Maarifa Edu Holdings Limited (or Maarifa).  Since September 2009 he has served as Chairman of Latimer and, since August 2014, as Chief Executive Officer of Maarifa.  Latimer, based in Washington, DC, is an education company serving the higher education needs of African-Americans in the USA, and Maarifa is an education company that acquires and operates private universities in Africa and is based in Nairobi, Kenya.  From November 2008 until the formation of Latimer, Mr. Royster was engaged in planning for the formation of Latimer and acted as a consultant to several companies. Mr. Royster served as Executive Vice President of Business Development and Chief Financial Officer of DigitalBridge Communications, an early-stage wireless technology company, from January 2008 to November 2008. From 2006 to 2008, Mr. Royster was a member of the board of directors for HRH, Inc. (NYSE: HRH), an insurance brokerage firm.  Between June 1996 to December 2007, Mr. Royster served as Executive Vice President and Chief Financial Officer of Radio One, Inc. (NASDAQ: ROIA and ROIAK), an owner/operator of major market radio stations and other media assets.

H. Van Sinclair	2017	64

Mr. Sinclair has served as a member of the Board since April 2017 and was a prior member of the Board from October 2012 to June 2015. Since February 2003, Mr. Sinclair has served as President, Chief Executive Officer and General Counsel of The RLJ Companies. From January 2006 to May 2011, Mr. Sinclair also served as Vice President of Legal and Business Affairs for RLJ Urban Lodging Funds, a private equity fund concentrating on limited and focused service hotels in the United States and for RLJ Development, The RLJ Companies’ hotel and hospitality company. Prior to joining The RLJ Companies, Mr. Sinclair spent 28 years, from October 1978 to February 2003, with the law firm of Arent Fox, LLP. Mr. Sinclair remains of counsel to Arent Fox. Mr. Sinclair previously served as a member of the board of directors of Vringo, Inc. (NASDAQ: VRNG) from July 2012 through March 2016 and RLJ Acquisition, Inc. (NASDAQ: RLJA), the predecessor company of RLJE, from November 2010 to October 2012.

Dayton Judd	2015	45

Mr. Judd has served as a member of the Board since May 2015.  Mr. Judd is the Founder and Managing Partner of Sudbury Capital Management (or Sudbury).  Prior to founding Sudbury, Mr. Judd worked from 2007 through 2011 as a Portfolio Manager at Q Investments, a multi-billion dollar hedge fund in Fort Worth, Texas. Prior to Q Investments, he worked with McKinsey & Company from 1996 through 1998, and again from 2000 through 2007.  Mr. Judd graduated from Brigham Young University in 1995 with a bachelor’s degree, summa cum laude, and a master’s degree, both in accounting.  He also earned an MBA with high distinction from Harvard Business School in 2000, where he was a Baker Scholar.  Mr. Judd is a Certified Public Accountant.

John Ziegelman	2015	53

Mr. Ziegelman has served as a member of the Board since May 2015.  Mr. Ziegelman is a portfolio manager for Wolverine Asset Management, LLC (or Wolverine).  Prior to joining Wolverine in 2013, Mr. Ziegelman was the founder of Carpe Diem Capital Management (2001) and co-founder of Castle Creek Partners (1997); both firms were engaged in private placements and corporate restructurings.  Prior to Castle Creek Partners, Mr. Ziegelman worked at Citadel Investment Group and spent most of his early career as an investment banker, working for both Shearson Lehman Brothers and Kidder, Peabody & Co. in their real estate and corporate finance/M&A departments.  Mr. Ziegelman graduated from the University of Michigan in 1986 with a BA in Philosophy and Classical Archaeology and earned an MBA from the University of Chicago in 1993 concentrating his studies on finance and accounting.

RLJ Entertainment, Inc.	7

Name	Director Since	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships
John Hsu	2016	45

Mr. Hsu has served as a member of the Board since October 2016.  Mr. Hsu manages the treasury operations of AMC Networks Inc., as its Executive Vice President Corporate Development and Treasurer, and oversees investment strategies, capital structure planning and debt portfolio management. Additionally, he is responsible for evaluating strategic business opportunities including mergers and acquisitions, corporate development, and digital investment activities.  Mr. Hsu joined AMC Networks in June 2011 from Cablevision where he served as Vice President of Financial Planning during his seven-year tenure with Cablevision.  Prior to Cablevision, Mr. Hsu was an investment banker and served as a Vice President in Bear, Stearns & Co.’s Media & Entertainment Corporate Finance Group, and as an Associate in SG Cowen’s Gaming, Lodging and Leisure Group. He began his career as a Senior Auditor at Arthur Andersen LLP.  Mr. Hsu is a CPA and holds a B.S. in Accounting and Finance from New York University’s Stern School of Business.

Arlene Manos	2016	75

Ms. Manos has served as a member of the Board since October 2016.  Ms. Manos joined AMC Networks Inc. in 2002 as President of National Advertising Sales and was responsible for overseeing the advertising sales efforts for its national cable television networks AMC, IFC, SundanceTV, WE tv, and BBC AMERICA (operated through a joint venture with BBC Worldwide). In January 2017, Ms. Manos position transitioned to President Emeritus, National Ad Sales. Responsibilities also include revenue oversite for BBC World News in the U.S.  Ms. Manos joined AMC Networks from A&E Television Networks where she held a number of sales management positions, most recently as Senior Vice President of national advertising sales. Prior to A&E, she served as an associate publisher of Manhattan, Inc. magazine, a retail sales manager at WABC-TV in New York, and as an account executive at CBS Cable.  Manos earned her Bachelor of Arts degree in English from Trinity College in Washington, DC.  She serves on the National Sales Advisory Committee of the Cabletelevision Advertising Bureau and is a past president and board member of the Advertising Women of New York (or AWNY).  She has been named to the CableFAX 100 and CableFAX’s Most Powerful Women in Cable several times.  In 2011, Manos was honored as a “Trailblazer Mom” in the AWNY Working Mothers of the Year Awards.

Pursuant to the terms of the outstanding Preferred Stock, Wolverine, the holder of Series C-1 Preferred Stock designated John Ziegelman as a director, and Sudbury, the holder of Series C-2 Preferred Stock designated Dayton Judd as a director. Pursuant to the terms of the Investment Agreement with AMC Networks, Inc. (or AMC), AMC is entitled to designate two director nominees, and in connection with the closing under the AMC Transaction, AMC designated John Hsu and Arlene Manos, and the Board appointed them to be members of the Board. Pursuant to a voting agreement between AMC and RLJ SPAC Acquisition LLC, Miguel Penella, Tyrone Brown, Dayton Judd, JH Evergreen Management, LLC, Sudbury Capital Fund, LP, Peter Edwards, Morris Goldfarb and certain other stockholders, who in the aggregate then held approximately 47% of the outstanding common stock, the stockholders party to this agreement agreed to vote their shares to elect AMC’s nominees to the Board until the earlier of the termination of the Investment Agreement or AMC is no longer a stockholder of the Company.

Mr. Tyrone Brown served as a member of the Board until his resignation on April 1, 2017.  The Board gratefully acknowledges Mr. Brown’s valuable service to the Company.

RLJ Entertainment, Inc.	8

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Board reviewed the NASDAQ independence standards with regard to our directors, including whether specified transactions or relationships existed during the past three years, between our directors, or certain family members or affiliates of our directors, and RLJE, any of its subsidiaries, certain other affiliates, or our independent registered public accounting firm.  As a result of the review, our Board determined that Ms. Manos and Messrs. Hsu, Judd, Laszlo, Royster, Sinclair and Ziegelman are “independent” as that term is used in NASDAQ Marketplace Rule 5605.  We do not know of any family relationships among or between any of our directors, executive officers, or key employees.  With regard to the independence of our directors regarding committee independence, see Directors, Executive Officers and Corporate Governance – Committees of the Board above.

Board and Committee Meetings; Annual Meeting Attendance

During 2016, the Board held ten meetings.  Each of the directors attended more than 75% of the total number of board of directors and committee meetings he or she was eligible to attend.

The Company does not have a formal written policy requiring directors to attend the Annual Meeting, although directors are encouraged to attend. Two directors attended the 2016 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires RLJE’s directors, executive officers and the beneficial holders of more than 10% of a registered class of RLJE’s equity securities to file initial reports of ownership and changes in ownership of common stock and other equity securities of RLJE with the Securities and Exchange Commission (or SEC).  Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed all of their reports related to non-exempt transactions on a timely basis during the fiscal year ended December 31, 2016, except for one Form 4 for Mr. Penella, reporting one transaction, and one Form 4 for Mr. Nunis, reporting two transactions.  We also believe these persons filed all of their reports related to exempt transactions on a timely basis with respect to the fiscal year ended December 31, 2016.

Code of Ethics and Governance Guidelines

We have a Code of Ethics and Business Conduct Policy that applies to all of our employees, including our principal executive officer and principal financial and accounting officer, and to our directors.  We have posted the Code of Ethics and Business Conduct Policy under the menu “Investors – Corporate Governance” on our website at www.rljentertainment.com.  If we waive any material portion of our Code of Ethics and Business Conduct Policy that applies to our principal executive officer or principal financial and accounting officer or amend the Code of Ethics and Business Conduct Policy (other than technical, administrative or other non-substantive amendments), we will disclose that fact on our website at www.rljentertainment.com within four business days.

Committees of the Board

Audit Committee. The Company has an Audit Committee comprised of Messrs. Judd, Royster, and Laszlo (Chairman).  The committee held eight meetings during 2016.  The Board has determined that Messrs. Judd, Royster, and Laszlo are independent as that term is used in NASDAQ Marketplace Rule 5605 and in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and that Mr. Royster is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee. The Company has a Compensation Committee comprised of Messrs. Sinclair (Chairman), Hsu, Laszlo, and Ziegelman and Ms. Manos, with Mr. Hsu and Ms. Manos appointed effective November 8, 2016 and Mr. Sinclair appointed effective April 5, 2017.  The committee held five meetings during 2016.  The Board has

RLJ Entertainment, Inc.	9

determined that Messrs. Hsu, Laszlo, Sinclair and Ziegelman and Ms. Manos are independent as that term is used in NASDAQ Marketplace Rule 5605.

Nominations and Governance Committee.  The Company has a Nominations and Governance Committee comprised of Ms. Manos and Messrs. Hsu, Judd, Laszlo, Royster (Chairman), Sinclair, Ziegelman, and, with Mr. Sinclair appointed effective May 2, 2017.  The committee held no meetings during 2016 but took action as the entire Board on one occasion. The Board has determined that Ms. Manos and Messrs. Hsu, Judd, Laszlo, Royster, Sinclair and Ziegelman are independent as that term is used in NASDAQ Marketplace Rule 5605.

Director Nominations and Qualifications

Board Member Qualification Criteria. The Nominations and Governance Committee has adopted board member qualification criteria, which set forth the attributes and qualifications considered by the committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	Management and leadership experience;
•	Relevant knowledge and diversity of background and experience; and
•	Personal and professional ethics, integrity and professionalism.

The committee also believes that the Board should be composed of individuals who have achieved a high level of distinction in business, law, education or public service and who possess one or more of the following specific qualities or skills:

•	Financial expertise;
•	General knowledge of the entertainment industry;
•	Legal or accounting experience; and
•	CEO, CFO or other senior management experience.

The Nominations and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominations and Governance Committee considers and discusses diversity, among many other factors, with a broad view toward the needs of the entire board of directors. When identifying and recommending director nominees, the Nominations and Governance Committee views diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that can contribute to board heterogeneity. The Nominations and Governance Committee believes that including diversity as one of the many factors considered in selecting director nominees is consistent with the committee's goal of creating a board of directors that best serves the needs of the Company and the interests of its stockholders.

Internal Process for Identifying Candidates. Members of the Nominations and Governance Committee or other directors or executive officers may, from time to time, identify potential candidates for nomination to the Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the board member qualification criteria and the projected needs of the Board at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the Board. The search firm's responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the board member qualification criteria, providing background information on potential nominees and interviewing and screening nominees if requested to do so by the Nominations and Governance Committee. All of the current directors were interviewed by all members of the then-current Board, and based on their interviews and qualifications, were elected to the Board.  In connection with the Annual Meeting, the Nominations and Governance Committee has reviewed the qualifications of the current directors and recommended them to the Board for nomination for election by the stockholders at the Annual Meeting.

Stockholder Recommendations for Directors. The Nominations and Governance Committee will consider candidates recommended by stockholders for election to our board. A stockholder who wishes to recommend a candidate for evaluation by the committee should forward the candidate’s name, business or residence address, principal occupation or employment, and a description of the candidate's qualifications to the Chairman of the Nominations and Governance Committee, care of the Corporate Secretary, RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.

RLJ Entertainment, Inc.	10

In order for a candidate proposed by a stockholder to be considered by the committee for inclusion as a Board nominee at the 2018 Annual Meeting of Stockholders, the candidate must meet the board member qualification criteria described above and must be expressly interested and willing to serve as a director. In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on December 5, 2017.

Proposals should be sent via registered, certified or express mail. The corporate secretary will send properly submitted stockholder recommendations to the chairman of the Nominations and Governance Committee. Individuals recommended to the committee by stockholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Article 12, Section 12.03 of our Bylaws also permits a stockholder to propose a candidate at an Annual Meeting of Stockholders who is not otherwise nominated by the Board through the process described above if the stockholder complies with the advance notice, information, and consent provisions contained in the Bylaws. To comply with the advance notice provision of the by-laws, a stockholder who wishes to nominate a director at the 2018 Annual Meeting of Stockholders must provide us written notice no earlier than January 4, 2018 and no later than February 3, 2018. You may contact our corporate secretary to obtain the specific information that must be provided with the advance notice.

Leadership Structure

The positions of Chairman and Chief Executive Officer currently are separated at the Company. The Board believes that this structure best serves the Company’s needs at this time. The Board believes that its current structure helps maintain separate oversight of management. The Board intends to periodically review and consider whether the positions of Chairman and Chief Executive Officer should be combined or separated as part of its regular review of the effectiveness of our governance structure.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee’s duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure discussed above encourages communication between management, the Chairman, and the independent directors. We believe that this communication improves the Company’s identification and implementation of effective risk management strategies.

Risk-Related Compensation Policies and Practices

The Compensation Committee has reviewed the risk profile of its executive and non-executive compensation programs. The Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board

Individuals may communicate with the Board or any director by writing c/o RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, attention Corporate Secretary. Communications to the non-employee directors may be sent to the same address. We promptly forward all such correspondence to the indicated directors.

RLJ Entertainment, Inc.	11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 20, 2017, with respect to the beneficial ownership of shares of our common stock owned by (i) each person, who, to our knowledge based on Schedules 13D or 13G or other reports filed with the SEC, is the beneficial owner of more than 5% of our outstanding common stock, (ii) each person who is a director, (iii) each Named Executive Officer, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock(2)
AMC Networks, Inc.(3)	20,224,807	64.33%
RLJ SPAC Acquisition, LLC(4)	9,566,688	60.24%
Robert L. Johnson (4)	9,566,688	60.24%
JH Evergreen Management, LLC (5)	4,364,437	28.73%
Wolverine Asset Management, LLC (6)	1,309,471	9.99%
Sudbury Capital Fund, LP (7)	1,268,581	8.97%
Dayton Judd (8)	1,310,877	9.29%
Peter Edwards (9)	686,557	5.07%
Morris Goldfarb (10)	583,143	4.28%
GAMCO Investors, Inc. (11)	408,100	3.11%
Drawbridge Special Opportunities Fund LP (12)	333,334	2.48%
Miguel Penella (13)	241,614	1.84%
Andor (Andy) M. Laszlo (14)	47,680	*
Scott Royster (14)	43,898	*
Nazir Rostom (15)	33,334	*
H. Van Sinclair (16)	28,644	*
Mark Nunis (17)	13,493	*
John Hsu	—	—
Arlene Manos	—	—
John Ziegelman	—	—
All directors and executive officers as a group (8 persons)	11,168,943	94.27%

*	Less than 1%

Notes to Beneficial Ownership Table:

(1)

Beneficial ownership is determined in accordance with SEC rules.  For the number of shares beneficially owned by those listed above, we rely on information reported by each beneficial owner.  Except as indicated by footnote below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that person, subject to applicable community property and similar laws.  Except as indicated by footnote below, each owner’s mailing address is c/o RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.

(2)

On June 20, 2017, there were 13,107,819 shares of common stock outstanding.  Common stock not outstanding but which underlies preferred stock and warrants exercisable as of, or within, 60 days after June 20, 2017, is deemed to be outstanding and beneficially owned for the purpose of computing the percentage of the common stock beneficially owned by each named person or entity (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose, including computing the percentage of any other person or entity.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the record date.

(3)

Information presented regarding AMC Networks, Inc. (or AMC) is based on the Form 4 filed on June 20, 2017, Form 4 filed on April 3, 2017, Form 4 filed on January 4, 2017, Form 3 filed on October 18, 2016, Schedule 13D/A filed on June 20, 2017 and the Schedule 13D filed on October 18, 2016. The reporting persons include (i) AMC Networks Inc., a Delaware corporation (or AMC), (ii) Rainbow Media Holdings LLC, a Delaware limited liability company,

RLJ Entertainment, Inc.	12

(iii) Rainbow Media Enterprises, Inc., a Delaware corporation, (iv) Rainbow Programming Holdings LLC, a Delaware limited liability company, (v) IFC Entertainment Holdings LLC, a Delaware limited liability company, and (vi) Digital Entertainment Holdings LLC, a Delaware limited liability company (or DEH). DEH is a direct wholly-owned subsidiary of IFC Entertainment Holdings LLC. IFC Entertainment Holdings LLC is a direct wholly-owned subsidiary of Rainbow Programming Holdings LLC. Rainbow Programming Holdings LLC is a direct wholly-owned subsidiary of Rainbow Media Enterprises, Inc. Rainbow Media Enterprises, Inc. is a direct wholly-owned subsidiary of Rainbow Media Holdings, LLC. Rainbow Media Holdings, LLC is a direct wholly-owned subsidiary of AMC.  Includes 1,891,807 shares of common stock, warrants expiring October 14, 2021 exercisable at $3 per share to purchase 5,000,000 shares of common stock, warrants expiring October 14, 2022 exercisable at $3 per share to purchase 10,000,000 shares of common stock, and warrants expiring October 14, 2023 exercisable at $3 per share to purchase 3,333,000 shares of common stock, however the exercise price and number of shares for the warrants are subject to adjustment from time to time in order to prevent dilution of the purchase rights granted under the warrants.  The warrant expiring on October 14, 2023 provides that the number of shares subject to the warrant shall be increased to the extent necessary to ensure that upon the full exercise of the Warrant, DEH will hold at least 50.1% of the outstanding equity securities of RLJE on a fully diluted basis (less the number of shares previously issued to DEH (i) upon the exercise of the warrants expiring on October 14, 2021 and October 14, 2022 and (ii) as interest payments pursuant to a credit agreement, dated October 14, 2016, between DEH and RLJE.  The mailing address for AMC is 11 Penn Plaza, New York, NY 10001.

(4)

The RLJ Companies, LLC is the sole manager and is the sole voting member of RLJ SPAC Acquisition, LLC.  Robert L. Johnson is the sole manager and the sole voting member of The RLJ Companies, LLC (collectively RLJ).  Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  Includes 6,794,465 shares of common stock, warrants expiring October 3, 2017 exercisable at $36 per share to purchase 1,272,223 shares of common stock, and warrants expiring May 20, 2020 exercisable at $3.00 per share to purchase 1,500,000 shares of common stock. The mailing address for RLJ is 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814.

(5)

Information presented regarding JH Evergreen Management, LLC (or JH Evergreen Management) is based solely on the Form 4/A filed on May 26, 2015, Schedule 13D filed on June 11, 2015, Schedule 13G/A filed on February 13, 2015 and Schedule 13G initially filed on October 15, 2012.  The reporting persons include (i) JH Evergreen Management, a Delaware limited liability company; (ii) JH Partners Evergreen Fund, L.P., a Delaware limited partnership (or JH Evergreen); (iii) JH Investment Partners III, LP, A Delaware limited partnership (or JHIP III); (iv) JH Investment Partners GP Fund III, LLC, a Delaware limited liability company (or JHIP GP III); (v) Forrestal, LLC, a Delaware limited liability company (or Forrestal); and (vi) John C. Hansen.  Includes 678,093 shares of common stock, warrants expiring October 3, 2017 exercisable at $36 per share to purchase 44,706 shares of common stock, warrants expiring May 20, 2020 exercisable at $1.50 per share to purchase 747,945 shares of common stock and 7,479.432 shares of Series D-1 Convertible Preferred Stock with a conversion price of $3 per share into 2,893,693 shares of common stock, including accrued dividends through April 1, 2017.  Thereafter additional dividends are accrued daily, compounded monthly, and will be paid quarterly in cash or equity at the Company’s discretion.  The mailing address of JH Evergreen Management and the other affiliated filers is 451 Jackson Street, San Francisco, California 94111-1615.  Mr. Hansen disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)

Information presented regarding Wolverine Asset Management, LLC (or Wolverine) is based on the Schedule 13D filed on June 1, 2015, Schedule 13D/A filed on October 13, 2015 and Schedule 13D/A filed on October 19, 2016.  The securities reported herein were purchased for the account of Wolverine Flagship Fund Trading Limited, a private investment fund managed by Wolverine Asset Management, LLC.  The reporting persons include (i) Wolverine Asset Management, LLC, an Illinois limited liability company, (ii) Wolverine Holdings, L.P., an Illinois limited partnership, (iii) Wolverine Trading Partners, Inc., an Illinois corporation, (iv) Christopher L. Gust, and (v) Robert R. Bellick.  The amount set forth as the beneficial ownership takes into account the Ownership Limitation (as defined below).  Without such Ownership Limitation, Wolverine’s beneficial ownership would be 1,948,595, which includes warrants expiring October 3, 2017 exercisable at $36 per share to purchase 6,790 shares of common stock, warrants expiring May 20, 2020 exercisable at $1.50 per share to purchase 400,000 shares of common stock and 4,000 shares of Series C-1 Convertible Preferred Stock with a conversion price of $3 per share into 1,547,546 shares of common stock, including accrued dividends through April 1, 2017.  Thereafter additional dividends are accrued daily, compounded monthly, and will be paid quarterly in cash or equity at the Company’s discretion.  The reporting persons are prohibited from converting any Series C-1 Convertible Preferred Stock or exercising certain warrants if as a result the reporting persons would beneficially own more than 9.99% of the outstanding common stock (the

RLJ Entertainment, Inc.	13

“Ownership Limitation”). The mailing address for Wolverine and the other affiliated filers is 175 West Jackson Blvd., Suites 200 and 340 Chicago, Illinois 60604.
(7)

Information presented regarding Sudbury Capital Fund, LP (or Sudbury) is based on the Schedule 13D/A filed on May 27, 2015 and Schedule 13D/A filed on January 19, 2017.  The reporting persons include (i) Sudbury Capital Fund, LP, a Delaware limited partnership and pooled investment vehicle (or SCF); (ii) Sudbury Holdings, LLC a Delaware limited liability company (or SH); (iii) Sudbury Capital Management, LLC a Delaware limited liability company and the investment adviser (or SCM); (iv) Sudbury Capital GP, LP, a Delaware limited partnership and the general partner of the pooled investment vehicle (or SCGP) and (v) Dayton Judd, the Managing Member of SCM and Partner and Manager of SCGP (collectively the reporting persons).  Includes 96,715 shares of common stock, warrants expiring October 3, 2017 exercisable at $36 per share to purchase 127,098 shares of common stock, warrants expiring May 20, 2020 exercisable at $1.50 per share to purchase 200,000 shares of common stock, 2,000 shares of Series C-2 Convertible Preferred Stock with a conversion price of $3 per share into 773,773 shares of common stock, including accrued dividends through April 1, 2017, and 183.506 shares of Series D-1 Convertible Preferred Stock with a conversion price of $3 per share into 70,996 shares of common stock, including accrued dividends through April 1, 2017.  Thereafter additional dividends are accrued daily, compounded monthly, and will be paid quarterly in cash or equity at the Company’s discretion.  The mailing address for Sudbury and the other affiliated filers is 878 S. Denton Tap Road, Suite 220, Coppell, TX 75019.

(8)	Includes 42,296 shares of common stock, of which 22,956 are subject to restricted stock awards, and indirect ownership of Sudbury Capital Fund, LP.
(9)

Information presented regarding Peter Edwards is based on the information provided in the Schedule 13G filed on February 12, 2016 and Schedule 13G/A filed on February 10, 2017.  The mailing address of Mr. Edwards is 7400 Meadow Lane, Chevy Chase, MD 20815. Includes 213,116 shares of common stock, warrants expiring October 3, 2017 exercisable at $36 per share to purchase 202,509 shares of the common stock, warrants expiring May 20, 2020 exercisable at $2.37 per share to purchase 50,000 shares of common stock and 500 shares of Series D-2 Convertible Preferred Stock with a conversion price of $3 per share into 193,444 shares of common stock, including accrued dividends through April 1, 2017.  Thereafter additional dividends are accrued daily, compounded monthly, and will be paid quarterly in cash or equity at the Company’s discretion.

(10)

Information presented regarding Morris Goldfarb is based on the information provided in the Schedule 13G filed on February 12, 2016 and Schedule 13G/A filed on February 10, 2017.  The mailing address of Mr. Goldfarb is c/o G-III Apparel Group, Ltd., 512 7th Avenue, 35th Floor, New York, NY 10018. Includes 62,922 shares of common stock, warrants expiring October 3, 2017 exercisable at $36 per share to purchase 33,334 shares of common stock, warrants expiring May 20, 2020 exercisable at $2.37 per share to purchase 100,000 shares of common stock and 1,000 shares of Series D-2 Convertible Preferred Stock with a conversion price of $3 per share into 386,887 shares of common stock, including accrued dividends through April 1, 2017.  Thereafter additional dividends are accrued daily, compounded monthly, and will be paid quarterly in cash or equity at the Company’s discretion.

(11)

Information presented regarding GAMCO Investors, Inc. (or GBL) is based solely on the information provided in the Schedule 13D filed on February 6, 2017, Schedule 13D/A filed on February 17, 2017 and Schedule 13D/A filed on March 15, 2017 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, including (i) GAMCO Asset Management Inc. (or GAMCO), a wholly-owned subsidiary of GBL, an investment adviser registered under the Investment Advisers Act of 1940, as amended (or Advisers Act); (ii) Gabelli & Company Investment Advisers, Inc. (or GCIA), a wholly owned subsidiary of Associated Capital Group, Inc., is an investment adviser registered under the Advisers Act; and (iii) Teton Advisors, an investment adviser registered under the Advisers Act. Mario Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. He is the Executive Chairman of AC. Mario Gabelli is also a member of GGCP Holdings. Mario Gabelli is the controlling shareholder of Teton. GAMCO is a New York corporation and GBL, AC, GCIA, and Teton Advisors are Delaware corporations, each having its principal business office at One Corporate Center, Rye, New York 10580.

(12)

Information presented regarding Drawbridge Special Opportunities Fund LP is based solely on the Schedule 13G filed by Fortress Investment Group LLC on October 15, 2012 filed on behalf of (i) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, directly owns warrants to acquire shares of the common stock as described herein; (ii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP; (iii) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC; (iv) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge

RLJ Entertainment, Inc.	14

Special Opportunities Fund LP; (v) FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC; (vi) Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC; (vii) FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and (viii) Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp. Includes warrants expiring October 3, 2017 exercisable at $36 per share to purchase 333,334 shares of common stock.  The mailing address of Drawbridge Special Opportunities Fund LP and the other affiliated filers is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.

(13)

Includes 230,405 shares of common stock, of which 61,216 are subject to restricted stock awards, and warrants expiring October 3, 2017 exercisable at $36 per share to purchase 11,209 shares of common stock.  Does not include 300,000 shares of common stock subject to restricted stock units and 1,400,000 shares of stock subject to stock options that will not vest as of, or within, 60 days after June 20, 2017.

(14)	Includes 22,956 shares of common stock subject to restricted stock awards.
(15)	Includes 22,223 shares of common stock subject to restricted stock awards.
(16)	Includes 7,131 shares of common stock subject to restricted stock awards.
(17)	Does not include 1,667 shares of common stock subject to restricted stock units that will not vest as of, or within, 60 days after June 20, 2017.

RLJ Entertainment, Inc.	15

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers.

Name	Age	Position

Miguel Penella	48	Chief Executive Officer
Nazir Rostom	41	Chief Financial Officer

Biographical information for Mr. Penella is set forth above under “ELECTION OF DIRECTORS.”

Mr. Rostom was appointed as the Company’s Chief Financial Officer in May 2016.  From January 2014 to May 2016, Mr. Rostom served in senior and executive positions with GetWellNetwork, Inc. (or GWN), a healthcare solutions provider. He was GWN’s Vice President, Financial Planning and Analysis from January 2014 to February 2015, Acting Chief Financial Officer from March 2015 to September 2015 and was Vice President, Finance from October 2015 to May 2016. During his tenure, Mr. Rostom led various strategic financing, M&A activities, and financial planning and analysis at GWN. Prior to GWN, he was Director of Finance and Assistant Treasurer for GTT Communications, Inc. (or GTT, formerly Global Telecom and Technology, Inc.) from September 2011 to January 2014. Previous to GTT, Mr. Rostom led various structured financing deals in the capital markets at National Rural Utilities Electric Cooperative Finance Corporation and CapitalSource, Inc. Mr. Rostom began his career in investment banking at PriceWaterhouseCoopers, Securities LLC. Mr. Rostom is a Certified Public Accountant and a CFA Charterholder. He holds a MBA from Duke University and a Bachelor of Science in Business Administration from Georgetown University.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Our policy on related-person transactions is included in our revised Code of Ethics and Business Conduct Policy, which has been reviewed and approved by the Board effective as of October 3, 2012.  Our policy states that each executive officer, director or nominee for director will disclose to the Audit Committee of the Board the following information regarding a related-person transaction for review, approval or ratification by the Audit Committee:  (i) the name of the related-person (as defined by Item 404(a) of Regulation S-K under the Securities Exchange Act), and if he or she is an immediate family member of an executive officer, director or nominee for director, the nature of such relationship; (ii) the related-person’s interest in the transaction; (iii) the approximate dollar value of the amount involved in the transaction; (iv) the approximate dollar value of the amount of the related-person’s interest in the transaction; and (v) in the case of indebtedness, the largest total amount of principal outstanding since the beginning of our last fiscal year, the amount of principal outstanding as of the latest practicable date, the amount of principal paid since the beginning of our last fiscal year, and the rate or amount of interest payable on the indebtedness.

The Audit Committee’s decision whether or not to approve or ratify the related-person transaction is made in light of its determination as to whether consummation of the transaction is believed by the Audit Committee to not be or have been contrary to our best interests.  The Audit Committee may take into account the effect of a director’s related-person transaction on such person’s status as an independent member of our Board and eligibility to serve on Board committees under SEC and stock exchange rules, as applicable.

Credit Agreement Amendment

On October 14, 2016, we entered into a $65.0 million Credit and Guaranty Agreement (the AMC Credit Agreement) with Digital Entertainment Holdings LLC, a wholly owned subsidiary of AMC Networks Inc. (or AMC). The proceeds received were used to repay our prior senior secured term notes. The AMC Credit Agreement consists of (i) a term loan tranche in the principal amount of $5.0 million (or Tranche A Loan), which was due October 14, 2017, but was recently amended to June 30, 2019, and (ii) a term loan tranche in the principal amount of $60.0 million (or Tranche B Loan) of which 25% is due after five years, 50% is due after six years and the remaining 25% is due after seven years. The Tranche A Loan bears interest at a rate of 7.0% per annum and the Tranche B Loan bears interest at a rate of 6.0% per annum. Interest is payable quarterly whereby 4.0% is payable in cash and the balance is payable in shares of common stock determined using a per-share value of $3.00 per share. The loan is secured by a lien on substantially all of our consolidated assets.

RLJ Entertainment, Inc.	16

Subject to certain customary exceptions, the AMC Credit Agreement requires mandatory prepayments if we were to receive proceeds from asset sales, insurance, debt issuance or the exercise of the AMC Warrants. Prepayments on the Tranche B Loan are subject to a prepayment premium of 3% for the first two years, 1.5% for the third year and none thereafter. The AMC Credit Agreement contains certain financial and non-financial covenants. Financial covenants are assessed annually and are based on Consolidated Adjusted EBITDA, as defined in the AMC Credit Agreement. Financial covenants vary by fiscal year and generally become more restrictive over time.

On January 30, 2017, we entered into a First Amendment to the AMC Credit Agreement (or Amendment) with certain subsidiaries of the Company in their capacity as guarantors and AMC as administrative agent and lender under the AMC Credit Agreement. Terms used but not defined herein have the meanings set forth in the AMC Credit Agreement as amended by the Amendment.

The Amendment amended the AMC Credit Agreement by adding an incremental $8 million to the Tranche A Term Loan under the AMC Credit Agreement thereby increasing the aggregate principal amount of the Tranche A Term Loan from $5 million to $13 million. The Amendment also (i) extended the Tranche A Term Loan Maturity Date from October 14, 2017 to June 30, 2019; (ii) amended the definition of Consolidated Fixed Charges to reflect the extended maturity date of the Tranche A Term Loan and the repayment of the Company’s subordinated debt with the proceeds; (iii) increased the maximum Senior Leverage Ratio as of the last day of Fiscal Year ending December 31, 2018 from 2.75:1.00 to 3.50:1.00; and (iv) amended the definition of Consolidated Adjusted EBITDA.

The proceeds were used to prepay our obligations under the unsecured subordinated promissory notes we issued in October 2012 (or Subordinated Notes). As of December 31, 2016, the Subordinated Notes had an aggregate outstanding principal balance of $8.6 million, which was scheduled to amortize quarterly starting September 30, 2017, with final payment due July 31, 2018. The interest rate under the Subordinated Notes increased after January 1, 2017 from 1.5% to 12% per annum.

Preferred Stock and 2015 Warrants

On October 14, 2016, the Company closed on the exchange of 30,197.53 shares of preferred stock, convertible into 11,259,537 shares of common stock, and warrants to purchase 3,104,628 shares of common stock, in accordance with the terms described below.  As part of this transaction, the Company exchanged (a) 4,000 shares of Series A-1 Convertible Preferred Stock for 4,000 shares of C-1 Convertible Preferred Stock with Wolverine Flagship Fund Trading Limited, (b) 2,000 shares of Series A-2 Convertible Preferred Stock for 2,000 shares of Series C-2 Convertible Preferred Stock with Sudbury Capital Fund, L.P., (c) 7,491.086 shares of Series B-1 Convertible Preferred Stock for 7,491.086 shares of Series D-1 Convertible Preferred Stock with JH Evergreen Management, LLC and its affiliates, (d) 183.506 shares of Series B-1 Preferred Stock for 183.506 shares of Series D-1 Preferred Stock with Sudbury Capital Fund, L.P., (e) 15,000 shares of Series B-2 Convertible Preferred Stock for 15,000 shares of Series D-2 Convertible Preferred Stock with RLJ SPAC Acquisition, LLC, an affiliate of Robert L. Johnson, (f) 500 shares of Series B-2 Convertible Preferred Stock for 500 shares of Series D-2 Convertible Preferred Stock with Peter Edwards and (g) 1,000 shares of Series B-2 Convertible Preferred Stock for 1,000 shares of Series D-2 Convertible Preferred Stock with Morris Goldfarb. In addition, the Company exchanged on a share-for-share basis with each of these investors warrants to purchase a number of shares of common stock equal to 30% of the shares of common stock initially issuable upon conversion of such investor’s shares of preferred stock (or 2015 Warrants). The AMC Transaction triggered the exercise price adjustment provision in the 2015 Warrants, and upon the closing of the AMC Transaction the exercise price per share of the 2015 Warrants was reduced from $4.50 to $3.00.

The amendments to the preferred stock are as follows:

•

Dividends. Under the terms of the existing preferred stock, we were permitted to pay the required dividends in cash, or if we satisfied certain conditions upon the issuance of equity, in shares of common stock. The new preferred stock provides that, if we are not permitted to pay a required dividend on the preferred stock due to our failure to meet the conditions for the issuance of equity, we will be permitted to accrue the value of the dividend and add it to the stated value of the new preferred stock.

•

Conversion. The conversion rate of the existing preferred stock was set at the lower of (a) $3.00 per share (as adjusted for our June 24, 2016 reverse stock split) and 85% of the five-day average of the volume-weighted average price for the five trading days preceding conversion. For all but 16,500 shares of preferred stock held by RLJ SPAC Acquisition, LLC, Mr. Edwards and Mr. Goldfarb, a conversion rate floor of $0.50 was added to the

RLJ Entertainment, Inc.	17

new preferred stock. (A conversion rate floor of $2.49 remains unchanged for the 16,500 shares of preferred stock held by RLJ SPAC Acquisition, LLC, Mr. Edwards and Mr. Goldfarb.)
•

Redemption at the Maturity Date. Under the terms of the existing preferred stock, if we failed to meet certain conditions with respect to the issuance of equity, we were not permitted to settle the maturity redemption obligation by the issuance of shares of common stock. The new preferred stock permits us, in any event, to settle the preferred stock upon maturity with shares of common stock, but if an equity condition failure has occurred, we will pay a penalty equal to 20% of the maturity redemption price, payable in cash or in shares of common stock. If we elect to pay this penalty in shares of common stock, the number of shares will be determined by dividing the penalty amount by the market price of shares as of the maturity date, subject to a $0.50 per share floor.

•

Fundamental Transactions. The terms of the existing preferred stock provided that we may be required to redeem the preferred stock for cash following the occurrence of certain fundamental transactions involving the acquisition of the Company or a controlling interest in the Company. The new preferred stock limits the definition of fundamental transactions to transactions approved by the Company and excludes the AMC Transaction.

•

Anti-Dilution. The terms of the existing preferred stock provided that if we issue or agree to issue any shares of our common stock in a down round, as defined, the conversion price of the preferred stock will be reduced to the issuance price with respect to such issuance. The new preferred stock provides that the conversion price (and shares subject to the preferred stock) is only adjusted for upon the occurrence of a dilutive issuance (which is when shares are issued below fair value), and any adjustments shall only compensate for the dilution incurred by such issuance.

The 2015 Warrants issued with the preferred stock have a term of five years and initially had an exercise price of $4.50 per share. The exercise price is subject to standard anti-dilution protection including adjustments for offerings consummated at a per-share price of less than the exercise price. Additionally, if we were to consummate certain fundamental transactions, such as a business combination or other change-in-control transactions, the warrant holders were entitled to require, under certain conditions, that we repurchase the warrants with cash equal to the warrants’ then fair value as determined using the Black Scholes valuation model. In connection with the amendments to the preferred stock described above, we amended the anti-dilution and redemption provisions of the 2015 Warrants to conform to the terms of the new preferred stock.

As a result of the AMC Transaction and the existing anti-dilution provisions of the 2015 Warrants, the exercise price of the 2015 Warrants was reduced to $3.00 per share.  In exchange for the holders’ consent to the amendments to the preferred stock and the 2015 Warrants and the AMC Transaction, the exercise price of the 2015 Warrants held by the holders of the Series A-1, A-2 and B-1 Preferred Stock was further reduced to $1.50 per share and the 2015 Warrants held by Mr. Goldfarb and Mr. Edwards in connection with their shares of Series B-2 Preferred Stock was further reduced to $2.37 per share (due to an existing floor on the reduction of the exercise price of their warrants).  RLJ SPAC Acquisition, LLC waived further reduction of the warrant exercise price in connection with its shares of Series B-2 Preferred Stock such that the exercise price of its 2015 Warrants was set at $3.00 per share.

On July 9, 2015, we filed a registration statement with the Securities and Exchange Commission to register the shares issuable upon conversion of the preferred stock and exercise of the warrants.  The registration statement was declared effective in July 2015.  We will use our best efforts to keep the registration statement effective.  If we are in default of the registration rights agreement, and as long as the event of default is not cured, then we are required to pay, in cash, partial liquidation damages, which in total are not to exceed 6% of the aggregated subscription amount of $31.0 million.

Subordinated Notes

Upon consummation of the Business Combination, we issued the Subordinated Notes in the aggregate principal amount of $14.8 million to the selling preferred stockholders of Image, which included JH Evergreen Management, LLC and its affiliates.  The Subordinated Notes bore interest at 12% per annum, of which 5.4% was payable in cash annually, and at our discretion the balance was either paid through the issuance of shares of our common stock valued at their then-current market price, or accrued and added to principal, which was payable upon maturity. Effective on May 20, 2015, in connection with the issuance of the preferred stock, the holder of the Subordinated Notes (a) converted 50% of the outstanding balance of the Subordinated Notes into Series B-1 preferred stock, (b) amended the interest rate payable from 12% to 1.5% per annum for the 24-month period commencing on January 1, 2015, and then returning to 12% per annum

RLJ Entertainment, Inc.	18

thereafter, (c) agreed that 45% of the interest due would be payable in cash and the remainder of the accrued interest would be payable in the form of additional Subordinated Notes and (d) waived any existing defaults and events of default. The Subordinated Notes were scheduled to mature on October 3, 2018 or six months after the latest stated maturity of the senior debt issued pursuant to our senior credit facility.

On October 14, 2016, the holders of the Subordinated Notes, including JH Evergreen Management, LLC and its affiliates, holding $7,553,745.23 principal amount of Subordinated Notes, and Sudbury Capital Fund, L.P., holding $1,040,852.28 principal amount of Subordinated Notes, consented to the AMC Transaction and waived any existing events of default or any right to exercise remedies upon a change in control of the Company in connection with the issuance or subsequent exercise of the AMC Warrants.  The payment terms of the Subordinated Notes were amended such that 25% of the principal amount outstanding on October 14, 2016 was due at the end of the quarters ending September 2017, December 2017 and March 2018, with the remaining outstanding principal due on the maturity date of the Subordinated Notes, which was July 31, 2018, instead of the entire principal amount being due upon maturity of the Subordinated Notes.  We prepaid the Subordinated Notes in full on January 31, 2017 in connection with the Amendment to the AMC Credit Agreement.

Executive Waiver Agreement

In connection with the AMC Transaction, Miguel Penella, the Chief Executive Officer of the Company, Nazir Rostom, the Chief Financial Officer of the Company, the Company’s directors and certain other officers of the Company each entered into a waiver agreement with the Company acknowledging that the closing of the AMC Transaction, the execution of the underlying transaction documents and the issuance and any subsequent exercise of the AMC Warrants do not constitute a change of control for the purposes of any benefit or compensation plan, program, policy, agreement or other arrangement or obligation of the Company to such officer.

The RLJ Companies, LLC

On June 27, 2013, The RLJ Companies, LLC (whose sole manager and voting member is the chairman of our Board) purchased from one of our vendors $3.5 million of contract obligations that we owed to the vendor.  These obligation were payable by us to the vendor through September 5, 2013.  Pursuant to the purchase, The RLJ Companies, LLC has become the account creditor with respect to these accounts.  These accounts have not been otherwise modified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation

The Company seeks to provide total compensation packages that are competitive, are tailored to the unique characteristics and needs of the Company within its industry and will adequately reward its executives for their roles in creating value for the Company’s stockholders. The Company seeks to be competitive in its executive compensation with other similarly situated companies in its industry. The compensation decisions regarding the Company’s executives are intended to be based on the Company’s need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the Company’s expectations. The Compensation Committee determines, or recommends to the Board for determination, the compensation paid to executive officers.

The Company intends that its executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under an incentive plan. The Company anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, the Company’s performance and other information deemed relevant and timely.

The Company recognized the need to develop a compensation strategy that would create incentives to retain executive team members and to offer an opportunity to participate in the Company’s future growth. The Company in 2013 received an analysis from Farient Advisors (or Farient) with respect to competitive pay practices and advice with respect to a compensation strategy.  Farient developed a peer group of companies comparable to the Company from a size and business standpoint.  The peer companies identified were:  Gaiam, Inc., Lions Gate Entertainment Corp., LodgeNet

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Interactive Corporation, Navarre Corp., NTN Buzztime Inc., Perform Group plc and Entertainment One LTD (the Peer Group). Farient provided the Company data with respect to the executive salaries, short-term cash incentives and long-term equity incentives provided by the Peer Group.  In 2016, Farient updated the Peer Group to Pandora Media, World Wrestling Entertainment, MSG Networks, DHX Media, Eros International and Cinedigm Corp.

The Company, on July 18, 2013, entered into an employment agreement with Mr. Penella, recognizing his promotion to Chief Executive Officer. Mr. Penella’s agreement provides for a minimum annual base salary of $500,000.  On May 18, 2016, the Company entered into an employment agreement with Mr. Rostom, as the Company’s new Chief Financial Officer.  Mr. Rostom’s agreement provides for a minimum annual base salary of $275,000.  The base salary levels were determined based upon comparisons with the salaries of the comparable officers in the Peer Group, with discretionary adjustments made by the Compensation Committee based upon its evaluation of internal equity and considerations with respect to attracting and retaining executive officers. In 2016, the Compensation Committee granted Mr. Penella a 3% increase in his annual base salary.

Also under their employment agreements, Mr. Penella and Mr. Rostom have an opportunity to earn an annual bonus, based on achieving certain corporate performance levels. Mr. Penella’s target annual bonus amount for 2016 was $250,000.  The target bonus amount was determined based upon comparison with the bonuses of the comparable officers in the Peer Group with discretionary adjustments similar to the salary adjustments. Mr. Penella’s bonus was subject to the Company achieving 97% of the earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation (or Adjusted EBITDA) or revenue targets proposed by management and approved and adopted by the Board. Notwithstanding the failure of the Company to achieve 97% of the targets in any year, the Board may, upon recommendation of the Compensation Committee, taking into consideration all relevant facts and circumstances, determine to award Mr. Penella all or a portion of the annual bonus amount or other incentive compensation. The Adjusted EBITDA target was not met for the 2016 fiscal year, and as a result, Mr. Penella did not receive an annual cash bonus for 2016. The Compensation Committee, however, determined to award Mr. Penella a $50,000 one-time bonus in recognition of his efforts with respect to the transaction with AMC. Mr. Rostom is eligible for an annual bonus of up to 25% of his base salary, based on achieving certain corporate performance levels established by the Compensation Committee in its discretion. Because he was hired in 2016, Mr. Rostom did not receive a bonus in 2016.

In connection with entering into his employment agreement, on August 1, 2016, Mr. Rostom was awarded 33,334 shares of restricted stock, with 11,112 shares vesting on March 31, 2017, 11,111 shares vesting on March 31, 2018 and 11,111 shares vesting on March 31, 2019.  On August 1, 2016, the Compensation Committee made grant of 91,824 shares of restricted stock to Mr. Penella, vesting over 32 months. In March 2017, 30,608 shares vested. The remaining shares are subject to time vesting and are expected to vest in March 2018 and March 2019.  The value of the restricted stock awards was determined based upon comparisons with the awards to comparable officers in the Peer Group with discretionary adjustments similar to the salary adjustments.

In late 2016, the Compensation Committee reviewed Mr. Penella’s compensation and noted that, notwithstanding his performance, he had not received any bonuses or appreciation on his equity awards. The Compensation Committee believes that the Company should implement an incentive pay plan for 2017 that will help maintain the overall competitiveness of Mr. Penella’s pay while rewarding, and thereby motivating, value-creating performance. In December 2016 the Compensation Committee engaged Farient to assist in determining a target level of total variable pay for Mr. Penella, including target bonus and equity awards, and developing cash and equity incentive programs for the senior executives to be implemented in 2017. The Compensation Committee worked extensively with Farient in the first half of 2017 to design the terms of the incentive compensation program for Mr. Penella and developed incentive awards for Mr. Penella based upon the compensation of comparable officers in the Peer Group, the Company’s financial targets and the Company’s performance targets. Subject to stockholder approval, the Compensation Committee has granted Mr. Penella an option cliff vesting in two years for 700,000 shares exercisable at $2.3999 per share and an option cliff vesting in four years for 700,000 shares exercisable at $3.00 per share. In addition, the Compensation Committee granted him 300,000 Restricted Stock Units vesting over the four year period ending December 31, 2020 and a target award of 500,000 Performance Shares (with a maximum possible award of 1,000,000 Performance Shares) vesting over four years, with the number of Performance Shares earned depending upon the cumulative EBITDA and subscriber growth during the four year period ending December 31, 2020.

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Director Compensation

The non-employee members of our Board, Tyrone Brown, Dayton Judd, Andor (Andy) M. Laszlo, and Scott Royster receive an annual retainer of $50,000, paid quarterly, and an annual restricted stock award valued at $50,000.  Arlene Manos, John Hsu and John Ziegelman have waived this compensation.  In addition, the non-employee directors are reimbursed for reasonable travel expenses to attend Board or committee meetings.  Employee directors receive no additional compensation for their service as directors.

For fiscal year 2016, each of our non-employee directors was each granted a restricted stock award, valued at $50,000, for 22,956 shares of common stock, based upon the five-day volume weighted average stock price of $2.1781 per share.  The restricted stock awards were granted under our 2012 Incentive Compensation Plan on August 1, 2016 and vest 100% on July 31, 2017, provided the recipient continues to serve as a director.

Compensation Committee Information

The Board has established a Compensation Committee that, among other duties, reviews and approves compensation paid to the Company’s executive officers and directors and administers an incentive plan. The Compensation Committee is charged with performing an annual review of the Company’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by the Compensation Committee, the Company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This may include subscriptions to executive compensation surveys and other databases.

Compensation Consultant Information

Pursuant to the Compensation Committee charter, the decision to retain an independent consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and any such independent consultant works at the direction of the Compensation Committee. In 2016, the Compensation Committee selected and engaged Farient as its independent consultant to assist in determining a target level of total variable pay for Mr. Penella, including target bonus and equity awards, and developing cash and equity incentive programs for the senior executives to be implemented in 2017.

Role of Executives in Establishing Compensation

The Compensation Committee believes management input is important to the overall effectiveness of the Company’s executive compensation program. The Compensation Committee believes that even the best advice of an independent consultant must be combined with management input and the business judgment of the Compensation Committee members to arrive at a proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer and Chief Financial Officer are the management members who interact most closely with the Compensation Committee. These individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with our business strategy. They also provide feedback on how well our compensation programs appear to be working.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

H. Van Sinclair, Chairman

John Hsu

Andor (Andy) M. Laszlo

Arlene Manos

John Ziegelman

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Summary Compensation Table for Fiscal Year 2016

The following table sets forth the compensation of those persons who served as our principal executive officer, principal financial officer and our other executive officers (collectively, the Named Executive Officers) for the fiscal year ended on December 31, 2016.

Name & Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Miguel Penella	2016	$515,000	50,000	$176,302	—	$6,667	$747,969
Chief Executive Officer	2015	500,000	—	198,806	—	8,744	707,550

Nazir Rostom(3)	2016	170,993	—	64,001	—	5,500	240,494
Chief Financial Officer

Mark Nunis(3)	2016	283,388	—	4,800	—	9,133	297,321
Chief Accounting Officer	2015	274,587	—	56,012	—	10,400	340,999

(1)

Fiscal year 2016 includes restricted stock award grants of 91,824 shares for Mr. Penella and 33,334 shares for Mr. Rostom, and a restricted stock units award of 2,500 shares for Mr. Nunis, each vesting in three equal installments on March 31, 2017, 2018 and 2019. The amounts shown represent the total grant date fair value of the grant computed in accordance with FASB ASC Topic 718.

Fiscal year 2015 includes restricted stock award grants of 289,341 shares for Mr. Penella and 81,520 shares for Mr. Nunis vesting in two equal installments on April 1, 2016 and October 1, 2016. The amounts shown represent the total grant date fair value of the grant computed in accordance with FASB ASC Topic 718.

(2)	Fiscal year 2016 includes:
(i)	For Mr. Penella, Company 401(k) match of $6,667.
(ii)	For Mr. Rostom, Company 401(k) match of $5,500.
(iii)	For Mr. Nunis, Company 401(k) match of $9,133.

Fiscal year 2015 includes:

(i)	For Mr. Penella, Company 401(k) match of $8,744.
(ii)	For Mr. Nunis, Company 401(k) match of $10,400.
(3)	Mr. Rostom was employed for part of 2016, beginning May 18, 2016. When Mr. Rostom joined the Company, he replaced Mr. Nunis as the Company’s Principal Financial and Accounting Officer.

Employment Agreements

We have entered into employment agreements with Messrs. Penella and Rostom.

Agreement with Mr. Penella

The agreement with Mr. Penella was effective as of July 18, 2013.  Certain terms of the agreement are summarized below.

Term.  Mr. Penella’s agreement provides that he will serve the Company as an employee under the terms of the agreement until terminated.

Base Compensation.  The agreement provides for minimum annual base salary of $500,000, subject to any increase as determined by the Board.

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Cash Bonus Opportunity.  Mr. Penella has an opportunity to earn an annual bonus, based on achieving certain corporate performance levels to be established by the Board. The annual bonus is set by the Board annually by March 31, and the annual bonus amount, subject to achieving the applicable performance levels, will not be less than $250,000. The annual bonus is subject to the Company achieving 97% of the earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation (or Adjusted EBITDA) or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion.

Stock Grant.  Mr. Penella was awarded 128,756 shares of restricted stock, with 64,378 shares vesting on March 1, 2014, 32,189 shares vesting on January 1, 2015 and 32,189 shares vesting on January 1, 2016. One-half of the shares subject to vesting on each of these dates were subject to an additional condition of the Company achieving 97% of the Adjusted EBITDA or revenue targets proposed by management and approved and adopted by the Board, in its sole discretion, for 2013, 2014 and 2015. These targets were not satisfied and the performance based shares for each of the above vest dates were forfeited.

Benefits.  Mr. Penella is entitled to certain insurance, fringe and leave benefits generally available to senior executives of the Company. The agreement requires Mr. Penella to protect the confidentiality of the Company’s confidential information.  It further provides that for one year after termination he will not engage in any business which is substantially similar to the Company’s business and that for two years after termination he will not seek to solicit or hire the Company’s employees.

Severance Benefits.  The Company may terminate Mr. Penella’s employment for cause, without cause or upon death or disability, and Mr. Penella may terminate his employment for good reason or without cause.  If Mr. Penella’s employment is terminated by the Company without cause (other than upon death or disability) or Mr. Penella terminates his employment for good reason, he would be entitled to receive, for 12 months following termination (the severance period), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs, if 97% of the performance target levels are met.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” includes (a) material dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony or (d) material breach of the confidentiality, non-competition or non-solicitation provisions of the agreement (subject to certain rights of cure) and “good reason” includes (a) material diminution of Mr. Penella’s duties or responsibilities, (subject in either case to certain rights of cure), (b) a material breach by the Company of the agreement (subject to certain rights of cure) and (c) requiring Mr. Penella to relocate to an office on a regular basis that is more than 50 miles from the Company’s current principal executive offices.

Agreement with Mr. Rostom

The agreement with Mr. Rostom was effective as of May 18, 2016.  Certain terms of the agreement are summarized below.

Term.  Mr. Rostom’s agreement provides that he will serve the Company as an employee under the terms of the agreement until terminated.

Base Compensation.  The agreement provides for minimum annual base salary of $275,000, subject to any increase as determined by the Board.

Cash Bonus Opportunity.  Mr. Rostom has an opportunity to earn an annual bonus, based on achieving certain corporate and/or individual performance levels to be established by the Compensation Committee. The annual bonus amount, subject to achieving the applicable performance levels, may be up to 25% of his average annual salary for the immediately preceding year.

Stock Grant.  Mr. Rostom was awarded 33,334 shares of restricted stock, with 11,111 shares vesting on March 31, 2017, 11,111 shares vesting on March 31, 2018 and 11,112 shares vesting on March 31, 2019.

Benefits.  Mr. Rostom is entitled to certain insurance, fringe and leave benefits generally available to senior executives of the Company. The agreement requires Mr. Rostom to protect the confidentiality of the Company’s confidential information.  It further provides that for one year after termination he will not engage in any business which is

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substantially similar to the Company’s business and that for two years after termination he will not seek to solicit or hire the Company’s employees.

Severance Benefits.  The Company may terminate Mr. Rostom’s employment for cause, without cause or upon death or disability, and Mr. Rostom may terminate his employment for good reason or without cause.  If Mr. Rostom’s employment is terminated by the Company without cause (other than upon death or disability) or Mr. Rostom terminate his employment for good reason, he would be entitled to receive, for six months following termination (the severance period), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” includes (a) material dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony or (d) material breach of the confidentiality, non-competition or non-solicitation provisions of the agreement (subject to certain rights of cure) and “good reason” includes (a) material diminution of Mr. Rostom’s duties or responsibilities, (subject in either case to certain rights of cure), (b) a material breach by the Company of the agreement (subject to certain rights of cure) and (c) requiring Mr. Rostom to relocate to an office on a regular basis that is more than 50 miles from the Company’s current principal executive offices.

Outstanding Equity Awards at Fiscal Year End 2016

The following table includes all outstanding equity awards at December 31, 2016.

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying exercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option exercise date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Miguel Penella	—	—	—	—	—	—	—	91,824	$146,918
Nazir Rostom	—	—	—	—	—	—	—	33,334	53,334
Mark Nunis	—	—	—	—	—	—	—	2,500	4,000

(1)	The value of unearned shares is based upon the closing stock price at December 30, 2016 of $1.60 per share.

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EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2016 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in the first column) (1)
Equity compensation plans approved by security holders	191,573	$0	1,109,046
Equity compensation plans not approved by security holders:	—	—	—
Total	191,573	$0	1,109,046

(1)	Represents shares available for grant in the future under our 2012 Incentive Compensation Plan.

DIRECTOR COMPENSATION

The non-employee members of our Board, Dayton Judd, Andor (Andy) M. Laszlo, Scott Royster and H. Van Sinclair receive an annual retainer of $50,000, paid quarterly, and an annual restricted stock award valued at $50,000.  Arlene Manos, John Hsu and John Ziegelman have waived this compensation.  In addition, the non-employee directors are reimbursed for reasonable travel expenses to attend Board or committee meetings.  The Committee Chairmen, Messrs. Laszlo (Audit), Sinclair (Compensation) and Royster (Nominations and Corporate Governance), receive an additional annual retainer of $10,000, paid quarterly.  Employee directors receive no additional compensation for their service as directors.

For fiscal year 2016, each of our non-employee directors was each granted a restricted stock award, valued at $50,000, for 22,956 shares of common stock, based upon the five-day volume weighted average stock price of $2.1781 per share.  The restricted stock awards were granted under our 2012 Incentive Compensation Plan on August 1, 2016 and vest 100% on July 31, 2017, provided the recipient continues to serve as a director.

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Director Compensation Table for Fiscal Year 2016

The following table sets forth information regarding the compensation earned by our non-employee directors in fiscal year 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Tyrone Brown	$50,000	$44,076	$—	$—	$94,076
Robert L. Johnson	250,000	—	—	—	250,000
Dayton Judd	50,000	44,076	—	—	94,076
Andor (Andy) M. Laszlo	50,000	44,076	—	—	94,076
Scott Royster	50,000	44,076	—	—	94,076
John Ziegelman	—	—	—	—	—

(1)	For independent directors, represents retainer fee paid quarterly. For Mr. Johnson, represents compensation for non-executive chairman services.
(2)

Amount represents the grant date fair value for restricted stock awards granted during fiscal year 2016.  The per share grant date fair value of each of the restricted stock awards for 22,956 shares was $1.92.  As of fiscal year end 2016, these shares had not vested.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee, currently composed of three of the Company’s independent directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the applicable rules of the NASDAQ Stock Market and the SEC.

The Audit Committee oversees the Company’s financial processes on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm BDO USA, LLP was responsible for expressing an opinion on the conformity of our 2016 audited financial statements with generally accepted accounting principles in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016 and discussed them with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and the Company.

RLJ Entertainment, Inc.	26

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the 2016 audited financial statements be included in Company’s Annual Report for filing with the SEC.

AUDIT COMMITTEE

Andor M. Laszlo, Chairman Dayton Judd Scott Royster

PRINCIPAL ACCOUNTANT

The following table summarizes the aggregate fees billed for professional services provided by BDO USA, LLP related to the fiscal years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees	$620,000	$571,000
Audit-Related Fees	—	—
Tax Fees	86,000	—
All Other Fees	—	—
Total Fees	$706,000	$571,000

Audit Fees.  Audit fees consisted of fees billed for professional services rendered for: (i) the audit of our consolidated financial statements; (ii) the review of interim consolidated financial statements for our quarterly filings; and (iii) any services that are normally provided by our principal accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  There were no audit-related fees during the fiscal years ended December 31, 2016 and 2015.

Tax Fees.  BDO USA, LLP provided tax advice and compliance services during fiscal year ended December 31, 2016 but did not provide tax planning for us in fiscal year ended December 31, 2015.

All Other Fees. There were no other fees during the fiscal years ended December 31, 2016 and 2015.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve the audit and non-audit services provided by the independent registered public accounting firm, in order to assure that the provision of such services does not impair the auditor’s independence.  As provided in our Audit Committee Charter, our Audit Committee believes that the combination of general pre-approval of certain types of audit services (e.g., quarterly reviews, annual audit and review of certain other documents filed with the SEC) and specific pre-approval of other services results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm.  Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.  In determining whether to grant general or specific pre-approval, our Audit Committee will consider whether such services are consistent with the applicable rules and regulations on auditor independence.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. With respect to each proposed pre-approved service, the independent registered public accounting firm is required to provide to the Audit Committee detailed back-up documentation regarding the specific services to be provided.

All of the fees paid to BDO USA, LLP in fiscal 2016 and 2015 were pre-approved by the Audit Committee.  Our Audit Committee also considered whether the provision of services other than those described above under the heading of “Audit Fees” were compatible with maintaining the independence of BDO USA, LLP.

RLJ Entertainment, Inc.	27

PROPOSAL 2: VOTE ON AMENDMENTS TO THE RLJ ENTERTAINMENT, INC. 2012 INCENTIVE COMPENSATION PLAN

Our Board has approved amendments to the RLJ Entertainment, Inc. 2012 Incentive Compensation Plan (the “Plan”).  These amendments increase the number of shares available under the Plan by 3,000,000 shares and increase the limits on the maximum size of individual awards.

As of March 31, 2017, a total of 2,081,385 shares of common stock were authorized for issuance and 803,915 shares of common stock were available for new grants pursuant to the Plan. If our stockholders approve this proposed amendment to the Plan, a total of 5,081,385 shares of common stock will have been reserved for issuance and 3,803,915 shares of common stock would be available for new grants pursuant to the Plan. Of the available shares, 1,400,000 shares will be granted to our Chief Executive Officer, Miguel Penella, pursuant to the stock options component of the compensation program recently approved by the Compensation Committee. See “Compensation Discussion and Analysis - Executive Compensation” for a discussion of the 2017 compensation program. We expect that, if stockholders approve this proposal, the pool of shares available for new grants will last four years.

In addition, in order to fully implement the compensation program, it is necessary to increase the Plan’s limits on the maximum size of individual awards. Currently, the Plan provides that no participant may be granted in any fiscal year (i) Options or Stock Appreciation Rights with respect to more than 750,000 shares or (ii) Restricted Stock, Restricted Stock Units, Performance Shares, and/or Other Stock Based Awards with respect to more than 750,000 shares. In addition, the maximum dollar value payable to any Participant with respect to Performance Units is $1,000,000 with respect to any 12 month performance period and $2,000,000 with respect to any performance period that is more than 12 months. Subject to stockholder approval, the Compensation Committee has granted Mr. Penella an option cliff vesting in two years for 700,000 shares exercisable at $2.3999 per share and an option cliff vesting in four years for 700,000 shares exercisable at $3.00 per share. In addition, the Compensation Committee has granted him 300,000 Restricted Stock Units vesting over the four year period ending December 31, 2020 and a target award of 500,000 Performance Shares (with a maximum possible award of 1,000,000 Performance Shares) vesting over four years, with the number of Performance Shares earned depending upon the cumulative EBITDA and subscriber growth during the four year period ending December 31, 2020. The grant date fair value of the Performance Shares is estimated at $1,199,950 (with a maximum value of 2,399,900).

Accordingly, the Board, subject to the receipt of stockholder approval, has approved the amendment of the foregoing Plan provisions to provide that in any fiscal year (i) no participant may be granted Options or Stock Appreciation Rights with respect to more than 1,400,000 shares and (ii) no Participant may be granted Restricted Stock, Restricted Stock Units, Performance Shares, and/or Other Stock Based Awards with respect to more than 1,300,000 shares. In addition, the maximum dollar value payable using grant date value to any Participant with respect to Performance Units is $1,200,000 with respect to any award with a 12 month performance period and $2,400,000 with respect to any award with a performance period that is more than 12 months.

Stockholder approval is required by the Nasdaq Capital Market listing standards and Section 423(b) of the Internal Revenue Code (the “Code”).  The Board is asking our stockholders to approve the amendments to the Plan to assist us in attracting and retaining qualified employees, consultants and non-employee directors and motivating them to assist us in achieving our goals of increasing profitability and stockholder value, while also qualifying such shares for special tax treatment under section 421 and 423 of the Code.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS
TO THE RLJ ENTERTAINMENT, INC. 2012 INCENTIVE COMPENSATION PLAN.

Vote Required

Approval of the proposed amendments to the Plan requires the affirmative vote of a majority of the votes cast by holders of common stock on the proposal at the Meeting.

Summary of the Plan

Overview.  The Plan was approved by the stockholders on September 20, 2012. The purpose of the Plan is to attract and retain qualified employees, consultants and non-employee directors and to motivate them to achieve long-term goals, to provide incentive compensation opportunities that are competitive with those of similar companies and to further align participants’ interests with those of our other stockholders.

RLJ Entertainment, Inc.	28

Types of Awards.  Awards under the Plan may take the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Bonus Stock and Awards in Lieu of Obligations, Dividend Equivalents, Performance Awards, and Other Stock-Based Awards (as those terms are defined in the Plan). Currently, no participant may be granted in any fiscal year (i) Options or Stock Appreciation Rights with respect to more than 750,000 shares or (ii) Restricted Stock, Restricted Stock Units, Performance Shares, and/or Other Stock Based Awards with respect to more than 750,000 shares. In addition, the maximum dollar value payable to any Participant with respect to Performance Units is $1,000,000 with respect to any 12 month performance period and $2,000,000 with respect to any performance period that is more than 12 months. The maximum term allowed for an option is 10 years, and a stock award shall either vest or be forfeited not more than 10 years from the date of grant.

Eligibility.  The persons eligible to receive awards under the Plan include all of our employees, the employees of our subsidiaries, our non-employee directors and any of our consultants, independent contractors or advisors that the Compensation Committee identifies as having a direct and significant effect on our performance. As of March 31, 2017, approximately 90 employees and seven non-employee members of the Board were eligible to participate in the Plan.

Share Reserve/Limitations. As of March 31, 2017, a total of 2,081,385 shares of common stock were authorized for issuance and 803,915 shares of common stock were available for new grants pursuant to the Plan. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or cancelled, those shares will then become available for additional awards. The number of shares authorized and available for issuance under the Plan is subject to adjustment in the sole discretion of the Compensation Committee in the event of a stock split, stock dividend, recapitalization, spin-off or similar action.

Administration.  The Plan is administered by the Compensation Committee of our Board. Each member of the Compensation Committee qualifies as an “outside director,” as defined for purposes of Section 162(m) of the Code, and qualify as a “non-employee director,” as defined for purposes of Securities Exchange Act Rule 16b-3. The Compensation Committee has complete and absolute authority to make any and all decisions regarding the administration of the Plan.

Terms of Awards.  Subject to certain restrictions and limitations that are set forth in the Plan, the Compensation Committee has authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination, cancellation and forfeiture provisions. On March 31, 2017, the closing price for our shares on the Nasdaq Capital Market was $2.48 per share.

Change in Control.  The Compensation Committee has the express authority to include in any award terms that provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a change in control.

Amendments and Termination.  The Board or the Compensation Committee, without the consent or approval of any Plan participant, may amend, suspend or terminate the Plan or any award granted under the Plan, so long as that action does not materially impair any award then outstanding. Without the approval of the stockholders, however, neither the Board nor the Compensation Committee may amend the Plan to increase the number of shares available for issuance or to modify any of the limitations described in the Plan in such a manner as to materially reduce the limitation. The Board can terminate the Plan at any time. No awards will be granted under the Plan after the tenth anniversary of its effective date.

Federal Income Tax Consequences

The Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  The following is a brief description of the material U.S. federal income tax consequences associated with awards under the Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. Tax consequences in other countries may vary.

Stock Options.  There will be no federal income tax consequences to either us or the participant upon the grant of a stock option. If the option is a non-qualified stock option, the participant will realize ordinary income at exercise equal to the excess of the fair market value of the stock acquired over the exercise price and we will receive a corresponding deduction. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain. If the option is an incentive stock option, the participant will not realize taxable income on exercise, but the excess of the fair market value of the stock acquired over the exercise price may give rise to "alternative minimum tax." When the stock is subsequently sold, the participant will recognize income equal to the difference between the sales price and the exercise price of the option. If that sale occurs after the expiration of two years from the date of the grant and one year from the date

RLJ Entertainment, Inc.	29

of exercise, the income will constitute long-term capital gain. If the sale occurs prior to that time, the participant will recognize ordinary income to the extent of the lesser of the gain realized upon the sale or the difference between the fair market value of the acquired stock at the time of exercise and the exercise price; any additional gain will constitute capital gain. We will be entitled to a deduction in an amount equal to the ordinary income that the participant recognizes.

Restricted Stock and Restricted Stock Units.  Generally, shares of restricted stock and restricted stock units are not taxable to a participant at the time of grant, but instead are included in ordinary income (at their then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant of restricted stock, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Other Awards.  In the case of other awards, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or the date of delivery of the underlying shares, and we will generally be entitled to a corresponding tax deduction.

Deductibility of Executive Compensation.  We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options with exercise prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options should remain deductible without limitation under Section 162(m). However, any compensation deemed paid by us in connection with shares issued under restricted stock units will be subject to the $1.0 million limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of performance milestones.

New Plan Benefits

The Compensation Committee will utilize the additional shares in order to complete the award to Miguel Penella of an option for 700,000 shares vesting in two years exercisable at $2.3999 per share and an option for 700,000 shares vesting in four years exercisable at $3.00 per share. Each of the options upon vesting settles on a cashless basis by the issuance of shares with a fair market value equal to the difference between the fair market value on the date of vesting and the exercise price. The value of these options will depend upon the fair market value of the common stock on the date of vesting, but based upon the closing price per share on March 31, 2017 of $2.48, it is estimated to be approximately $3,472,000.

The remainder of the shares available under the Plan may be used to make awards to the participants under the Plan.  Any such awards will be subject to the discretion of the Compensation Committee and future financial results under the long-term performance programs and therefore are not determinable at this time.

Registration with SEC

We intend to file a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the additional shares under the Plan.

PROPOSAL 3: VOTE ON AN ADVISORY BASIS ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with the opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Please review the section of this Proxy Statement entitled “Executive Compensation” for details regarding our executive compensation program. This section includes a description of the goals of our executive compensation program and the results of this program during 2016.

The advisory resolution set forth below, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the executive compensation program for our Named Executive Officers. The “say-on-

RLJ Entertainment, Inc.	30

pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation policies and practices described in this proxy statement. We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of RLJ Entertainment, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and narrative discussions and the other related tables and disclosures.”

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

The affirmative vote of a majority of votes cast by holders of the common shares present in person or represented by proxy, and entitled to vote, at the Annual Meeting is required for the approval of the resolution. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the approval of the resolution.

We hold say-on-pay votes annually. Under the Board’s policy of providing for annual say-on-pay votes, the next say-on-pay vote will occur at our 2018 annual meeting.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

We contemplate holding our 2018 Annual Meeting in May 2018.  Accordingly, the deadline for submitting proposals for inclusion in our proxy materials for the 2018 Annual Meeting is December 5, 2017, by which date you must submit your proposal in writing to our Corporate Secretary at our principal executive offices at 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910.  We recommend that such proposals be sent by certified mail, return receipt requested.  Such proposals will also need to comply with the rules of the SEC regarding the inclusion of stockholder proposals in our proxy materials, and may be omitted if not in compliance with applicable requirements.

Stockholders that intend to present a proposal before the 2018 Annual Meeting but do not intend for the proposal to be included in our proxy materials for the 2018 Annual Meeting must provide notice of such proposal to our Corporate Secretary at the address indicated above no earlier than January 4, 2018 and no later than February 3, 2018.  The notice of such proposal must comply with the applicable provisions of our Bylaws.

In addition, our Bylaws permit stockholders to nominate directors for election at a meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our Bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which for the 2018 Annual Meeting means that notice must be provided to our Corporate Secretary at the address indicated above no earlier than January 4, 2018 and no later than February 3, 2018.

For proposals that are timely filed, we retain discretion to vote proxies we receive provided that (1) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

RLJ Entertainment, Inc.	31

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, Attention: Dawn Martens, or calling us at (301) 608‑2115.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement in the future, please notify your broker if your shares are held in a brokerage account (or in "street name") or us if you are a stockholder of record.  If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report or proxy statement, please notify your broker if your shares are held in a brokerage account (or in "street name") or us if you are a stockholder of record.  You can notify us by sending a written request to RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland 20910, Attention: Dawn Martens, or calling us at (301) 608‑2115.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting other than those set forth herein and in the notice accompanying this proxy statement.

RLJ Entertainment, Inc.	32

RLJ ENTERTAINMENT, INC. C/O INVESTOR RELATIONS 8515 GEORGIA AVENUE, SUITE 650 SILVER SPRING, MARYLAND 20910

VOTE BY INTERNET - www.investorvote.com/RLJE
Use the Internet to transmit your voting instructions and for electronic delivery of information up until midnight. Eastern Time on August 3, 2017, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-652-VOTE (8683)

Use any touch-tone telephone to transmit your voting instructions up until midnight Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RLJ ENTERTAINMENT, INC.

Stockholder Proposals

1.			Elect two Class I directors nominated by the Board of Directors for a three-year term (Proposal 1).	For all nominees listed below (except as indicated) ☐	Withhold authority to vote for all nominees ☐
Nominees: 01 Andor (Andy) M. Laszlo (3-year term) 02 Scott Royster (3-year term) (Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) below.)
_________________________________________

2.			Approval of amendments to the RLJ Entertainment, Inc. 2012 Incentive Compensation Plan (Proposal 2).	For ☐	Against ☐	Abstain ☐

3.			Approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the accompanying proxy statement (Proposal 3).	For ☐	Against ☐	Abstain ☐

The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any matters incident to the conduct of the Meeting.

Please date this Proxy and sign exactly as your name appears hereon.  If shares are jointly held, this Proxy should be signed by each joint owner. Executors, administrators, guardians or others signing in a fiduciary capacity should state their full titles.  A Proxy executed by a corporation should be signed in its name by its president or other authorized officer.  A Proxy executed by a partnership should be signed in its name by an authorized person.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Signature	Date			Signature (Joint Owners)		Date

RLJ ENTERTAINMENT, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders

August 4, 2017

The undersigned appoints Miguel Penella, Nazir Rostom and Dawn Martens, and each of them, proxies (each with full power of substitution) to represent the undersigned at the RLJ Entertainment, Inc. Annual Meeting of Stockholders to be held on August 4, 2017, and any adjournments or postponements thereof and to vote the shares of the Company’s common stock held of record by the undersigned on June 23, 2017 as directed on the reverse side.

The shares represented by this Proxy will be voted as directed on the reverse side. If no direction is indicated, the shares represented by this Proxy will be voted FOR the election of two Class I directors nominated by the Board of Directors, for a three-year term in Proposal 1, FOR approval of amendments to the RLJ Entertainment, Inc. 2012 Incentive Compensation Plan in Proposal 2, and FOR approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement in Proposal 3. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated June 23, 2017.

PLEASE PROMPTLY COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

PLEASE SIGN ON REVERSE SIDE